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                                                                    EXHIBIT 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS AGREEMENT made with effect as of the 28th day of September, 2005

BETWEEN:

                                COTT CORPORATION

                                                             (the "CORPORATION")

                                      -and-

                                  MARK BENADIBA

                                                               (the "EXECUTIVE")

     WHEREAS the Corporation currently employs the Executive and the Executive wishes to continue to be employed by the Corporation.

     AND WHEREAS the Corporation and the Executive are parties to an amended and restated employment agreement dated October 15, 2003 and counter-signed by the Executive on October 23, 2003 (the "2003 Employment Agreement").

     AND WHEREAS the Corporation and the Executive wish to terminate the 2003 Employment Agreement as of the Effective Date (as defined below), and have negotiated terms and conditions for a fixed-term period of employment.

     AND WHEREAS the Corporation and the Executive have agreed to formalize the terms and conditions agreed between them which will, as of the Effective Date, govern the Executive's employment with the Corporation, all as set out in this Agreement, and which will amend, supersede and replace any previous employment agreement between the Corporation and the Executive (including, without limitation, the 2003 Employment Agreement).

     NOW THEREFORE in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Corporation and the Executive, the parties hereby covenant and agree as follows:

                   ARTICLE I - DEFINITIONS AND INTERPRETATION

1.1 Definitions. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

     (a) "AFFILIATE" has the same meaning as given to such word in the Securities Act (Ontario), as amended or replaced from time to time.

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                                      -2-


     (b) "AGREEMENT" means this agreement, including any schedules hereto, as amended, supplemented, or modified in writing from time to time.

     (c)  "BENEFITS" means those benefits and perquisites as described in
          Section 5.2 and in which the Executive is participating as at the Date of Termination but, for greater certainty, excludes any share option, share purchase, equity, profit-sharing, bonus, or other incentive plans or entitlements.

     (d)  "BOARD" means the Board of Directors of the Corporation.

     (e) "BUSINESS" means the business of manufacturing, selling, or distributing non-alcoholic beverages or any other line of business actively carried on by the Corporation or in the Corporation's active contemplation to the knowledge of the Executive as at the Date of Termination, including, without limitation, the business carried on by any Affiliate.

     (f) "COMPENSATION" shall mean the aggregate of the Executive's annual base salary and annual automobile allowance as at the Date of Termination, plus the Executive's target annual incentive bonus (such annual incentive bonus being capped at 100%) but, for greater certainty, excludes any retention or extraordinary bonuses, share option, share purchase, equity, profit-sharing, or long-term incentive plans, awards or entitlements.

     (g) "CONFIDENTIAL INFORMATION" means information disclosed or accessible to the Executive or acquired by the Executive as a result of his employment with the Corporation and which is not in the public domain or otherwise required to be publicly disclosed by applicable law and includes, but is not limited to, information relating to the Corporation's or any of its Affiliates' current, future or proposed products/services or development of new or improved products/services, marketing strategies, sales or business plans, the names and information about the Corporation's past, present and prospective customers and clients, technical data, records, reports, presentation materials, interpretations, forecasts, test results, formulae, projects, research data, personnel data, budgets, unpublished financial statements, Innovations, and any other information received by the Corporation from third parties pursuant to an obligation of confidentiality.

     (h) "DATE OF TERMINATION" means the date of cessation of the Executive's employment without regard to any notice of termination, pay in lieu of notice of termination, severance or other damages and, for greater certainty, shall mean the earliest of the following dates:

          (i)  the expiry of the Term;

          (ii) the date of the Executive's death; or

          (iii) the date set out in any written notice of termination/resignation delivered by the Corporation or the Executive to the other party.

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     (i)  "EFFECTIVE DATE" means the effective date of this Agreement as set forth above, that is, September 28, 2005.

     (j)  "INNOVATIONS" means any:

          (i)  processes, machines and compositions of matter;

          (ii) inventions and improvements (whether or not protectable under patent laws);

          (iii) techniques, ideas, concepts and programs;

          (iv) works of authorship and information fixed in any tangible medium, including source code for software, (whether or not protectable under copyright laws) and all moral rights therein;

          (v)  mask works or integrated circuit topography;

          (vi) trademarks, trade names, trade dress and trade secrets and know-how (whether or not protectable under trade secret laws);

          (vii) other subject matter protectable under patent, copyright, mask work, trademark, trade secret or other similar laws; or

          (viii) any derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, or continuing patent applications relating to any Innovation.

     (k)  "JUST CAUSE" means:

          (i) the wilful and continued failure by the Executive substantially to perform his duties with the Corporation (other than a failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performances delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and the Executive has failed to correct such failure to perform his duties within thirty (30) days after such written demand is delivered to him; or

          (ii) the wilful engaging by the Executive in conduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise, provided that no act or failure to act on the Executive's part shall be deemed "wilful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Corporation

     (l) "SEVERANCE PERIOD" shall mean the period commencing on the Date of Termination and ending twenty-four (24) months thereafter.

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     (m)  "TERRITORY" means:

          (i)  Canada;

          (ii) every state or possession of the United States of America; and

          (iii) every country in which the Corporation or any of its Affiliates maintain an office and actively carry on the Business

                                ARTICLE II - TERM

2.1 Fixed Term. This Agreement shall commence on the Effective Date and this Agreement and the Executive's employment shall be for a maximum fixed term of three (3) years ending on September 27, 2008 (the "Term"), subject to earlier termination of the Executive's employment in accordance with Article VI below. At the end of the Term, this Agreement and the Executive's employment are wholly and automatically at an end without notice or further obligation by the Corporation to the Executive other than amounts or benefits earned and accrued by the Executive and payable by the Corporation up to such expiry date. The parties each acknowledge that there is no representation, warranty, covenant or commitment to renew or extend the Term or the Executive's employment beyond the expiry of the Term.

2.2 Consultancy: Notwithstanding Section 2.1 above, at the end of the Term and effective as of the day following up the expiry of the Term, the Corporation and the Executive shall enter into a consultancy agreement substantially including the terms and conditions and in the form attached as Schedule "A" to this Agreement.

                      ARTICLE III - EMPLOYMENT AND POSITION

3.1 Position. Subject to the terms and conditions set out in this Agreement, the Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Corporation, in the position of Executive Vice President, or such other position as may be assigned to the Executive by the Corporation's President and Chief Executive Officer or the Board but provided that such position is of at least equivalent stature and level of responsibilities within the Corporation.

3.2 Executive's Covenant. The Executive represents and warrants to the Corporation that he is free to enter this Agreement and that he is not subject to any obligation or restriction (statutory, contractual, or at common law) which would prevent or interfere with the performance of all of his obligations hereunder.

3.3 Place of Employment. The Executive shall provide his duties and services to the Corporation at its office in Toronto, Ontario, or at such other place or places within the greater Toronto area as the Corporation may determine from time-to-time. The Executive's place, of employment will not be moved outside of the greater Toronto area without his consent. The Executive acknowledges that, in the ordinary course of business and in carrying out his duties for the Corporation, he will have customary business travel obligations.

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                               ARTICLE IV - DUTIES

4.1 Full-Time. The Executive's position with Corporation is a full-time one. Therefore, throughout the duration of his employment, the Executive shall devote his full working time and attention to the business and affairs of the Corporation, acting in the best interests of the Corporation at all times. The Executive shall not, during his employment with the Corporation, accept nor hold any position as an officer, director, employee, consultant, or any like position for or on behalf of any entity without the prior written approval of the Corporation, which approval may be withheld in its sole discretion.

4.2 Duties; Reporting. Reporting to and subject to the general direction of the Corporation's President and Chief Executive Officer or as may otherwise be designated by the Board (but provided that the Executive shall always report to the most senior management executive officer of the Corporation), the Executive shall perform such other duties and responsibilities consistent with such position as may be assigned to him by the Corporation's President and Chief Executive Officer or the Board from time-to-time. The Executive shall perform all duties in accordance with the charter documents and by-laws of the Corporation, the instructions of the Corporation's President and Chief Executive Officer and the Board, and all of the Corporation's policies and codes of conduct, rules and regulations in effect from time to time. In addition to the duties and responsibilities associated with his position, the Executive shall perform such other duties and responsibilities consistent with the position as may be assigned to him by the Corporation's President and Chief Executive Officer or the Board from time to time. The Corporation's President and Chief Executive Officer or the Board retain full authority to change the Executive's duties and responsibilities and reporting relationships (but provided that the Executive shall always report to the most senior management executive officer of the Corporation) and to assign new duties and responsibilities provided that such changes do not result in a diminution of the scope or dignity of the Executive's overall duties and responsibilities.

4.3 Compliance. Recognizing the Corporation's commitment to achieving the highest standards of openness and accountability, the Executive shall raise, in a prompt manner, any good faith concerns he has regarding the conduct of the Corporation's business or compliance with the Corporation's financial, legal or reporting obligations. Such good faith concerns should be brought first to the attention of the Corporation's President and Chief Executive Officer or to the Board.

                      ARTICLE V - COMPENSATION AND BENEFITS

5.1 Signing Bonus. As an inducement to the Executive to sign this Agreement and in full and final satisfaction of all of the Executive's payments, benefits, rights and entitlements due or payable under the 2003 Employment Agreement, the Corporation shall pay to the Executive a signing bonus of $1,000,000.00, such payment to be made on a lump sum basis within ten (10) business days of the execution of this Agreement by the Executive.

5.2 Base Salary. During his employment, the Corporation shall pay the Executive a base salary of $500,000.00 annually, paid in such instalments and at such times and in the same manner as the Corporation pays its other senior executives generally, but not less than monthly. The Executive's base salary will be reviewed annually by the Human Resources and

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                                      -6-


Compensation Committee (or as may otherwise be delegated by the Board) for consideration of an increase, if appropriate, in its discretion.

5.3 Benefits. During his employment, the Executive shall be eligible to participate in all benefits and all perquisites (including medical, prescription, dental, disability, life, AD&D and travel insurance), provided by the Corporation on the same basis as similarly situated senior executives of the Corporation employed in Canada, but excluding the Corporation's President and Chief Executive Officer, as such plans and policies may be amended from time-to-time. The Executive acknowledges and agrees that the benefits and perquisites made available to him (including group insurance) are subject to change in the Corporation's sole discretion, and further, any entitlement of the Executive is subject to and shall be governed by the terms and conditions of any written policies, plans, programs or contracts.

5.4 Automobile. During his employment, the Corporation shall pay to the Executive an annual automobile allowance in accordance with the Corporation's policy as it may be amended from time-to-time.

5.5 Vacation. For each year of employment during the Term, the Executive shall accrue vacation in accordance with the Corporation's vacation policy for management, currently five (5) weeks' paid vacation per calendar year, such vacation to extend for such periods and to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive's duties and as agreed upon between the Executive and the Corporation. To the extent permitted by applicable law, accumulated vacation time or pay may not be carried forward except with the prior approval of the Board.

5.6 Annual Bonus Incentive. For each year of employment during the Term, the Executive shall be eligible for an annual bonus incentive with a target bonus award of $575,000.00 (at 100%), and a potential maximum award based on exceeding achievements of $1,150,000.00 (at 200%). The Executive's annual bonus incentive shall include the following components, terms and conditions:

     (a) Objectives (including all performance thresholds, targets and maximum goals) will be set annually by the Human Resources and Compensation Committee (or as may otherwise be delegated by the Board).

     (b) The level of achievement of all objectives will be evaluated by the Human Resources and Compensation Committee (or as may otherwise be delegated by the Board) as soon as possible following each fiscal year.

     (c) Subject to Sections 6.3 and 6.4 below, bonuses, if any, shall be earned only upon completion of the relevant fiscal year of the Corporation and shall be payable after completion of the Corporation's audited financial statements for such fiscal year.

5.7 Reimbursement of Expenses. Upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Corporation from time to time, the Corporation shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive directly in connection with the business affairs of the Corporation and the performance of his duties hereunder. The Executive shall comply with

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such reasonable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time.

5.8 Continuation of Benefits. All benefits, stock options and annual bonus incentives to which the Executive was entitled immediately prior to the execution of this Agreement shall, unless otherwise replaced or set out in this Agreement, continue without loss or change as of the Effective Date. For greater certainty, all grants of stock options to the Executive shall be governed by the applicable plans and policies, specifically including and without limitation, the Restated 1986 Common Share Option Plan of the Corporation, as they may be amended from time-to-time.

5.9 No Other Entitlements. The Executive is not entitled to any other payment, benefit, perquisite, allowance or entitlement other than as specifically set out in this Agreement or as otherwise agreed to in writing and signed by the Corporation and the Executive.

                     ARTICLE VI - TERMINATION OF EMPLOYMENT

6.1 Early Termination. Notwithstanding any other provision in this Agreement, the Executive's employment may be terminated at any time as follows:

     (a) Death. This Agreement and the Executive's employment shall automatically terminate upon the death of the Executive.

     (b) Just Cause. The Corporation may terminate this Agreement and the Executive's employment at any time forthwith for any Just Cause.

     (c) Without Just Cause. The Corporation may terminate this Agreement and the Executive's employment at any time without Just Cause and for any reason or no reason whatsoever by providing written notice to the Executive specifying the effective Date of Termination (which may be forthwith).

     (d) Resignation. The Executive may terminate this Agreement and his employment at any time by providing written notice to the Board specifying the effective date of termination (such date being not less than three (3) months and not more than six (6) months after the date of the Executive's written notice). The Corporation may elect to deem any date prior to the date specified in the notice as the Date of Termination.

6.2 Termination for Just Cause or Resignation. If this Agreement and the Executive's employment is terminated pursuant to subsections 6.1(b) or 6.1(d) above, then the Corporation shall pay to the Executive an amount equal to the base salary and vacation pay earned by and payable to the Executive up to the Date of Termination and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance, or any damages whatsoever. Participation in all bonus plans (specifically including all short and long term incentive plans) or other stock option, equity, or profit participation plans terminates immediately upon the Date of Termination and the Executive shall not be entitled to any additional bonus or incentive award, pro rata or otherwise, except as may have been owing to him for the Corporation's fiscal year immediately preceding the Date of Termination.

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6.3 Termination by Reason of Death. If this Agreement and the Executive's employment is terminated pursuant to subsections 6.1(a) above, then the Corporation shall pay to the Executive an amount equal to the base salary and vacation pay earned by and payable to the Executive up to the Date of Termination and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance, or any damages whatsoever. Participation in all bonus plans (specifically including all short and long term incentive plans) or other stock option, equity, or profit participation plans terminates immediately upon the Date of Termination, but the Corporation shall pay to the Executive his bonus or incentive entitlements (if any) calculated pro rata for the period up to the Date of Termination based on achievement of the bonus incentive target to such date, such payment(s) being made immediately if the amount can be readily determined but, in any event, no later than thirty (30) days following the completion of the audited financial statements for the fiscal year in which the Date of Termination occurs.

6.4 Termination Without Just Cause. If this Agreement and the Executive's employment is terminated by the Corporation without Just Cause pursuant to subsection 6.1(c) above, then the following provisions shall apply:

     (a) The Corporation shall pay to the Executive an amount equal to the base salary, car allowance, and vacation pay earned by him and payable to him up to the Date of Termination.

     (b) Participation in all bonus plans (specifically including all short and long term incentive plans) stock option, equity, or profit participation plans terminates immediately upon the Date of Termination. However, the Corporation shall pay to the Executive his bonus (if any) calculated pro rata for the period up to the Date of Termination based on achievement of the annual bonus incentive target to such date, such payment(s) being made immediately if the amount can be readily determined but, in any event, not later than thirty (30) days following the completion of the audited financial statements for the fiscal year in which the Date of Termination occurs.

     (c) The Corporation shall pay to the Executive, or as he may direct, severance in an amount equivalent to two (2) times the Compensation (for greater certainty, such severance being no less than Cdn.$2,150,000.00), payable in a lump sum within ten (10) business days following the Date of Termination.

     (d) To the extent that the Corporation may do so legally and in compliance with its plans and policies in existence from time to time, the Corporation shall continue all Benefits for the Severance Period, provided that, if the Corporation cannot continue any particular Benefit, then the Corporation shall reimburse the Executive for all reasonable expenses incurred by him to replace such Benefit for an equivalent duration.

6.5 No Mitigation. The Executive shall not be required to mitigate damages by seeking other employment or otherwise, nor shall any amount provided for under this Agreement be reduced in any respect in the event that the Executive shall secure or not reasonably pursue alternative employment following the termination of the Executive's employment with the Corporation,

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provided that, to the extent that the Executive substantially replaces any
Benefit(s) following the Date of Termination, the Executive shall advise the Corporation forthwith and the Corporation shall be no longer be required to continue any Benefit(s) which has been so replaced by the Executive.

6.6 Release. The parties agree that the provisions of this Article VI are fair and reasonable and that the payments, benefits and entitlements included in
Section 6.4 hereof are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of this Agreement and of his employment with the Corporation and shall not be construed as a penalty. The Executive acknowledges and agrees that the payments pursuant to this Article VI shall be in full satisfaction of all terms of termination of his employment, including termination pay and severance pay pursuant to the Employment Standards Act, 2000 (Ontario), as amended from time to time, the minimum provisions of which are deemed incorporated into this Agreement and which shall prevail to the extent greater. Except as otherwise provided in this Article VI, the Executive shall not be entitled to any further notice of termination, payment in lieu of notice of termination, severance, damages, or any additional compensation whatsoever. As a condition precedent to any payment of benefits pursuant to subsections 6.4(b), (c), or (d) hereof (but provided that the Corporation has complied with its obligations under this Agreement), the Executive shall deliver a full and final release from all actions or claims, known and unknown, in connection with the Executive's employment with the Corporation or the termination thereof in favour of the Corporation, its Affiliates, and all of their respective officers, directors, trustees, shareholders, employees, attorneys, insurers and agents, such release to be in a form satisfactory to the Corporation. No payment or benefits under subsections 6.4(b), (c) or (d) shall be made until such release has been signed and returned by the Executive and any right of revocation under applicable law has expired.

6.7 Resignation as Director and Officer. The Executive covenants and agrees that, upon any termination of this Agreement and of his employment, howsoever caused, he shall forthwith tender his resignation from all offices, directorships and trusteeships then held by the Executive at the Corporation or any of the Affiliates, such resignation to be effective upon the Date of Termination. If the Executive fails to resign as set out above, the Executive will be deemed to have resigned from all such offices, directorships and trusteeships and the Corporation is hereby authorized by the Executive to appoint any person in the Executive's name and on the Executive's behalf to sign any documents or do anything necessary or required to give effect to such resignation.

6.8 Return of Property. All equipment, keys, pass cards, credit cards, software, material, data, written correspondence, memoranda, communication, reports, or other documents or property pertaining to the business of the Corporation used or produced by the Executive in connection with his employment, or in his possession or under his control, shall at all times remain the property of the Corporation. The Executive shall return all property of the Corporation in his possession or under his control in good condition forthwith upon any request by the Corporation or upon any of the termination of this Agreement and of the Executive's employment (regardless of the reason for such termination).

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                          ARTICLE VII - CONFIDENTIALITY

7.1 Protection of Confidential Information. While employed by the Corporation and following the termination of this Agreement and the Executive's employment (regardless of the reason for any termination), the Executive shall not, directly or indirectly, in any way use or disclose to any person any Confidential Information except as provided for herein. The Executive agrees and acknowledges that the Confidential Information of the Corporation is the exclusive property of the Corporation to be used exclusively by the Executive to perform the Executive's duties and fulfil his obligations to the Corporation and not for any other reason or purpose. Therefore, the Executive agrees to hold all such Confidential Information in trust for the Corporation and the Executive further confirms and acknowledges his fiduciary duty to use his best efforts to protect the Confidential Information, not to misuse such information, and to protect such Confidential Information from any misuse, misappropriation, harm or interference by others in any manner whatsoever. The Executive agrees to protect the Confidential Information regardless of whether the information was disclosed in verbal, written, electronic, digital, visual or other form, and the Executive hereby agrees to give notice immediately to the Corporation of any unauthorized use or disclosure of Confidential Information of which he becomes aware. The Executive further agrees to assist the Corporation in remedying any such unauthorized use or disclosure of Confidential Information. In the event that the Executive is requested or required to disclose to third parties any Confidential Information or any memoranda, opinions, judgments or recommendations developed from the Confidential Information, the Executive will, prior to disclosing such Confidential Information, provide the Corporation with prompt notice of such request(s) or requirement(s) so that the Corporation may seek appropriate legal protection or waive compliance with the provisions of this Agreement. The Executive will not oppose action by, and will cooperate with the Corporation to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information.

7.2 Corporate Opportunities. Any business opportunities related in any way to the business and affairs of the Corporation or any of its Affiliates which become known to the Executive during his employment hereunder shall be fully disclosed and made available to the Corporation and shall not be appropriated by Executive under any circumstance without the written consent of the Corporation.

                        ARTICLE VIII - PROPRIETARY RIGHTS

8.1 Innovations. The Executive understands, acknowledges, and agrees that all Innovations which the Executive, solely or jointly with others, conceives, reduces to practice, creates, derives, develops or makes in the course of or in connection with the Executive's employment with the Corporation shall, to the maximum extent allowed by applicable law, belong solely to the Corporation and all such Innovations which constitute works of authorship shall be "works made in the course of employment" pursuant to the Copyright Act (Canada), as amended and "works for hire" under the Copyright Act (U.S.). The Executive shall promptly disclose to the Corporation in writing any and all Innovations, conceived, reduced to practice, created, derived, developed or made in the course of or otherwise in connection with the Executive's employment with the Corporation, whether alone or with others, and whether during regular working hours or through the use of facilities and properties of the Corporation or otherwise which may in any way relate to the business of the Corporation.

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8.2 Assignment of Innovations. The Executive hereby assigns and agrees to assign to the Corporation or such other party as the Corporation may designate all of the Executive's right, title, and interest (including but not limited to patent rights and copyrights) in and to all Innovations and all related patents, patent applications, copyright and copyright applications, and does hereby waive all moral rights, if any, that the Executive may have therein in favour of the Corporation or such other party as the Corporation may designate and, at the Corporation's request, the Executive agrees to provide whatever assistance the Corporation (or such other party, as the case may be) may require to register, record, perfect, or otherwise secure the Corporation's (or such other party's, as the case may be) rights in the Innovations. The Executive hereby irrevocably appoints and designates the Corporation and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in the Executive's behalf and instead of the Executive, to execute such documents and to take such actions as the Corporation believes are necessary to effect the foregoing assignment.

                       ARTICLE IX - RESTRICTIVE COVENANTS

9.1 Non-Competition: The Executive covenants that he will not (without prior written consent of the Corporation) at any time during the Term, during the consultancy referred to in Section 2.2 above, or during the twenty-four (24) month period following the date the Executive ceases to be an employee of the Corporation or other termination of this Agreement (regardless of who initiated the termination and whether with or without Just Cause), directly or indirectly, anywhere within the Territory, either individually or in partnership, jointly or in conjunction with any other person, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, engage in, carry on or otherwise be concerned with, be employed by, associated with or in any other manner connected with, or have any interest in, manage, advise, lend money to, guarantee the debts or obligations of, render services or advice to, permit the Executive's name, or any part thereof to be used or employed in connection with, in whole or in part, any business the same or similar to or in competition with that of the Business.

9.2 Non-Solicitation. The Executive covenants that he will not (without prior written consent of the Corporation) at any time during the Term, during the consultancy referred to in Section 2.2 above, or during the twenty-four (24) month period following the date the Executive ceases to be an employee of the Corporation or other termination of this Agreement (regardless of who initiated the termination and whether with or without Just Cause), directly or indirectly, either individually or in partnership, jointly or in conjunction with any other person, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever:

     (a) solicit or entice away, or endeavour to solicit or entice away from the Corporation, employ, or otherwise engage (as an employee, independent contractor or otherwise) any person who is employed or engaged by the Corporation (including, for greater certainty, any Affiliate) as at the Date of Termination or who was so employed or engaged within the twelve (12) month period preceding such date; or

     (b) for any purpose competitive with the Business, canvass, solicit or approach for orders, or cause to be canvassed or solicited or approached for orders, or accept

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                                      -12-


          any business or patronage from any person or entity who is or which is a customer, client, supplier, licensee or business relation of the Corporation (including, for greater certainty, any Affiliate) as at the Date of Termination or within the twelve (12) month period preceding such date; or

     (c) induce or attempt to induce any customer, client, supplier, licensee or business relationship of the Corporation (including, for greater certainty, any Affiliate) to cease doing business with the Corporation.

9.3 Passive Investments. Nothing in this Agreement shall prohibit or restrict the Executive from holding or becoming beneficially interested in up to one percent (1%) of any class of securities in any corporation provided that such class of securities are listed on a recognized stock exchange in Canada or the United States.

                              ARTICLE X - REMEDIES

10.1 Remedy. The Executive acknowledges and agrees that he is employed in a fiduciary capacity, with obligations of trust and loyalty owed by him to the Corporation. Accordingly, the Executive agrees that the restrictions in Article VII, Article VIII and Article IX are reasonable in the circumstances of the Executive's employment and that the business and affairs of the Corporation cannot be properly protected from the adverse consequences of the actions of the Executive other than by the restrictions set forth in this Agreement. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Corporation but would be valid, for example, if the scope of their time periods or geographic areas were limited, the parties consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

10.2 Injunctions, Etc. The Executive acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in Article VII,
Article VIII and Article IX by the Executive, the Corporation's remedy in the form of monetary damages will be inadequate. Therefore, the Corporation shall be and is hereby authorized and entitled, in addition to all other rights and remedies available to it, to apply to a court of competent jurisdiction for interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach without the necessity of posting a bond or other security.

10.3 Survival. Each and every provision of Article I, Article VII, Article VIII and Article IX, and Article X shall survive the termination of this Agreement or the Executive's employment hereunder (regardless of the reason for such termination).

              ARTICLE XI - TERMINATION OF 2003 EMPLOYMENT AGREEMENT

11.1 2003 Employment Agreement. The Corporation and the Executive agree that the 2003 Employment Agreement is terminated and of no further force or effect as of this Effective Date. The Executive confirms that he has received all of the payments, benefits, perquisites, allowances and entitlements due or payable to him pursuant to the 2003 Employment Agreement and that the Corporation has no further obligations to the Executive in this regard, including any payments, benefits perquisites, allowances or entitlements which would have arisen in connection with the termination of the 2003 Employment Agreement.

                      ARTICLE XII - GENERAL CONTRACT TERMS

12.1 Recitals. The Corporation and the Executive represent and warrant to each other that the Recitals set out above are true.

12.2 Currency. All amounts payable pursuant to this Agreement are expressed in and shall be paid in Canadian currency.

12.3 Withholding. All amounts paid or payable and all benefits, perquisites, allowances or entitlements provided to the Executive under this Agreement are subject to applicable taxes and withholdings. Accordingly, the Corporation shall be entitled to deduct and withhold from any amount payable to the Executive hereunder such sums that the Corporation is required to withhold pursuant to any federal, provincial, state, local or foreign withholding or other applicable taxes or levies. Notwithstanding the foregoing, the Executive acknowledges and agrees that he is solely responsible for all tax liability arising from his receipt of any payments, benefits, perquisites, allowances or entitlements as set out in this Agreement.

12.4 Rights and Waivers. All rights and remedies of the parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties may have.

12.5 Waiver. Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

12.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

12.7 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by facsimile transmission (with confirmation of receipt) or mailed by prepaid registered mail addressed as follows:

     to the Corporation at:

          207 Queen's Quay West
          Suite 340
          Toronto, ON M5J 1A7

          Facsimile No. (416) 203-6207
          Attention: Chair
     the Executive at:

          25 Parkwood Avenue
          Toronto, ON M4V 2W9

          or the last address in the Corporation's records

or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by facsimile transmission or mailed as aforesaid, upon the date shown on the facsimile confirmation of receipt or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

12.8 Time of Essence. Time shall be of the essence of this Agreement in all respects.

12.9 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns. The Corporation shall have the right to assign this Agreement to any of its Affiliates or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation. The Executive by the Executive's signature hereto expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the "Corporation" hereunder shall include its successor. The Executive shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Executive's rights or obligations under this Agreement without the prior consent of the Corporation, which may be arbitrarily withheld.

12.10 Amendment. No amendment of this Agreement will be effective unless made in writing and signed by the parties.

12.11 Entire Agreement. This Agreement (together with the plans and policies referred to herein) constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

12.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

12.13 Headings. The division of this Agreement into Sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement.

12.14 Independent Legal Advice. The parties acknowledge that prior to executing this Agreement they have each had the opportunity to obtain independent legal advice and that they fully understand the nature of this Agreement and that they are entering into this Agreement voluntarily.

12.15 Ambiguities. As each party and its legal counsel has participated in the review and revision of this Agreement, any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement.

     IN WITNESS WHEREOF this Agreement has been signed by the parties hereto under seal with effect on the date set out above.

SIGNED, SEALED AND
DELIVERED IN THE PRESENCE OF            COTT CORPORATION


                                        Per: /s/ Colin D. Walker
                                             -----------------------------------
                                        Title SVP


                                        Per: /s/ John K. Sheppard
                                             -----------------------------------
                                        Title President & CEO


/s/ J. Pacheco                       )       /s/ Mark Benadiba
-------------------------------------)       --------------------------------
Witness                              )       MARK BENADIBA                   l/s

                                                                    EXHIBIT 10.2
                                  SCHEDULE "A"
                      TO THE EXECUTIVE EMPLOYMENT AGREEMENT
                         MADE AS OF NOVEMBER ____, 2005

                        INDEPENDENT CONTRACTOR AGREEMENT

       THIS AGREEMENT made with effect as of the 28th of September, 2008.

BETWEEN:

           COTT CORPORATION
           (hereinafter called "Cott")

           - and -

           MARK BENADIBA, of the City of Toronto
           (hereinafter called the "Contractor")

     WHEREAS the Contractor has been an employee of Cott pursuant to a fixed term contract, such fixed-term employment contract to expire and employment to cease on September 27, 2008;

     AND WHEREAS Cott and the Contractor have negotiated an arrangement on the terms and conditions set out herein whereby the Contractor will be available to provide consulting services from time-to-time as requested by and for the benefit of Cott subsequent to the expiry of the fixed-term employment contract and cessation of the Contractor's employment;

AND WHEREAS the terms set out in this Agreement shall be effective from September 28, 2008 (the "Effective Date") and the Contractor shall be entitled to payment in accordance with the payment terms set out herein;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto intending to be legally bound, do hereby agree as follows:

1. CONSULTING SERVICES: Commencing on the Effective Date, Cott agrees to retain the Contractor (who agrees to be retained by Cott) as a consultant to provide such consulting services as requested by and for the benefit of Cott or its affiliates from time-to-time and as more specifically described in Appendix "1" attached hereto (the "Consulting Services"). The Consulting Services shall be performed at Cott's premises or at such other locations in Toronto, Canada, Tampa Bay, Florida, or such other mutually agreeable locations, or for the benefit of such customers, suppliers or organizations as Cott may direct. The Contractor is expected to observe all existing and future rules and regulations as identified to him by Cott.

2. TERM: The Consulting Services and the Contractor's availability therefor shall commence on the Effective Date and shall continue thereafter for a fixed period of two

     (2) years ending on September 27, 2010 (the "Term"). Unless specifically renewed or extended in writing signed by Cott and the Contractor this Agreement shall be wholly and automatically terminated without further payment obligation from Cott at the expiry of the Term. The Contractor specifically acknowledges that Cott is under no obligation to renew or extend this Agreement.

3. CONSULTING FEES: In order to maintain the Contractor's availability to perform the Consulting Services during the Term, Cott shall pay to the Contractor an annual retainer, inclusive of all taxes, during the Term of Cdn. $125,000.00 (the "Retainer"). The Retainer will include up to 75 business days of performance of the Consulting Services per year during the Term if and when required by Cott. The Retainer shall be paid in equal monthly instalments commencing on the Effective Date and the Contractor shall provide invoices on a monthly basis as a condition of payment. There shall be no other fees due or payable to the Contractor during the Term except as may be specifically agreed in writing and signed by Cott. The Contractor acknowledges that he is not eligible for any vacation pay or employee benefits or perquisites from Cott pursuant to this Agreement. Cott makes no representations as to any minimum level of Consulting Services that will be required of the Contractor nor any minimum level of compensation beyond the agreed rate of the Retainer.

4. BINDING THE CORPORATION: During the Term, the Contractor shall not, without the prior written consent of Cott, enter into any contract or commitment in the name of or on behalf of Cott nor bind Cott in any respect whatsoever.

5. EXPENSES: The parties shall be responsible for their own expenses, except that the Contractor will be reimbursed in accordance with Cott's policy for all business and travel expenses and provided appropriate receipts, invoices, etc., are supplied. Cott will provide administrative support to the extent practicable in order to facilitate the provision of the Consulting Services.

6. INDEPENDENT CONTRACTOR: The parties acknowledge and agree that in performing the Consulting Services, the Contractor is not an employee of Cott but is performing services as an independent contractor. To the extent required by law, the Contractor agrees to register for and include a GST registration number on all invoices and shall report and pay all taxes, employment insurance, Canada Pension Plan or similar contributions as are required by law. The Contractor acknowledges and agrees that Cott shall not be required to make any deductions or contributions (including employment insurance, Canada Pension Plan, workers' compensation, employer health tax or similar levies) in respect of his engagement. The Contractor shall:

     (a) be responsible to report to the proper authorities and pay all taxes, employment insurance contributions, Canada Pension Plan contributions, employer health tax, workers' compensation premiums, goods and services tax, or any other levies or taxes for which the Contractor may be liable at law in respect of any payments to him from Cott;

     (b) where required by the Workplace Safety & Insurance Act, register for coverage and maintain all contributions and assessments required on an up-to-date basis, paying all of them as required; and

     (c) indemnify and save Cott and its directors, officers and employees harmless from all liabilities, damages, fines, interest or penalties which any of them may incur arising out of or relating to any breach by the Contractor of this Agreement (including negligent performance of the Consulting Services) or any failure by the Contractor to make any payments, withholdings, deductions or remittances as may be required by law to be made by him.

7. CONFIDENTIALITY: Unless required by law to do so, the Contractor shall not disclose to any person and shall not use for his own purposes or for any purposes other than for the benefit of Cott any confidential or proprietary information concerning Cott or any such information the Contractor acquired in relation to any of the businesses of Cott (including its affiliates customers, suppliers, or employees). This paragraph 7 shall apply before and subsequent to the termination of this Agreement, howsoever caused, provided that it shall not apply to the extent that such confidential information is publicly available without breach of any obligation by the Contractor hereunder.

8. PROPRIETARY INFORMATION: All reports, research, working papers, data, procedures, computer programs (including source code and documentation), and other material or information produced or created in the performance of the services by the Contractor, or by any agent, employee, or sub-contractor of the Contractor, for the use of Cott, or to fulfill any requirement under this Agreement (all of which are hereafter called the "Property") shall be assigned to and constitute the sole property of Cott and may not be published or released without Cott's prior written consent. The Contractor agrees to deliver the Property and all copies thereof to Cott forthwith upon request. Upon termination of this Agreement, however caused, the Contractor will return to Cott all the Property belonging to Cott, including all confidential information, which may be in his possession.

9. OTHER SERVICES BY CONTRACTOR: The Contractor is free to offer services during the Term to any other person or entity except any time that the Contractor is required to provide Consulting Services to Cott and except to or on behalf of any other person or entity that carries on the business of manufacturing, selling, or distributing non-alcoholic beverages or any other line of business actively carried on by Cott or is in Cott's act of contemplation to the knowledge of the Contractor including, without limitation, the business carried on by any of Cott's affiliates or subsidiaries.

10. ASSIGNMENT: The Contractor agrees that this Agreement may be assigned by Cott to any of its affiliates, provided that such assignee expressly assumes all of Cott's obligations to the Contractor hereunder on a joint and several basis with Cott. Cott agrees that this Agreement may be assigned by the Contractor to any corporation or business entity of which the Contractor is an employee, provided that such assignee expressly assumes all of the Contractor's obligations to Cott hereunder on a joint and several basis with the Contractor, and further, provided that the Contractor shall perform the Consulting Services personally and without sub-contracting any of them.

11.  GENERAL:

     (a) The parties hereto covenant and agree to execute such instruments or other documents and to take such actions as they may deem necessary or desirable to give full effect to the terms and conditions of this Agreement.

     (b) The parties acknowledge that they have been afforded the opportunity to obtain independent legal advice with respect to this Agreement and they each confirm that they are acting of their own free will and not under duress nor undue influence.

     (c) This Agreement shall be interpreted and construed in accordance with the laws of the Province of Ontario, to which jurisdiction the parties attorn notwithstanding their current domicile or domicile in the future.

     (d) This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal personal representatives, successors and assigns.

     (e) If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected nor impaired but shall be enforced in accordance with their terms.

     (f) Except for those provisions in the Contractor's executive employment agreement with Cott that continue notwithstanding following the termination of such executive employment agreement (in particular, Article I, Article VII, Article VIII, Article IX and Article X thereof), which provisions shall continue in accordance with their terms, this Agreement represents the entire agreement between the parties with respect to the subject matter hereof, namely the terms and conditions of the provision of independent contract/consulting services by the Contractor to the Corporation, and cancels and supersedes any prior understandings and agreements between the parties with respect thereto. There are no other promises, representations nor inducements upon which the parties rely in entering into this Agreement other than as expressly set forth herein.

     (g) Any notice to be made or given in connection with this Agreement shall be made or given in writing and may be made by personal delivery or registered mail addressed to the recipient as follows:

               To the Contractor:

                    Mark Benadiba
                    25 Parkwood Avenue
                    Toronto, ON M4V 1A7

               To the Corporation:

                    Cott Corporation
                    207 Queen's Quay West
                    Suite 340
                    Toronto, ON M5J 1A7

                    Attention: Chair

          or such other address or individual as may be designated by notice by either party to the other. Any notice made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery and if made or given by registered mail, on the third day, other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit in the mail.

     (h) Nothing in this Agreement shall restrict Cott from retaining other independent contractors, consultants or employees to perform the same services or similar services as provided by the Contractor.

     (i) The parties represent and warrant to each other that the recitals set out above are true.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first above written.

                                        COTT CORPORATION


                                        Per: /s/ Colin D. Walker
                                             -----------------------------------
                                        Name: Colin D. Walker
                                        Title: SVP


                                        Per: /s/ John K. Sheppard
                                             -----------------------------------
                                        Name: John K. Sheppard
                                        Title: President & CEO


/s/ J. Pacheco                       )  /s/ Mark Benadiba                    l/s
-------------------------------------)  ----------------------------------------
Witness                              )  MARK BENADIBA

                                                                    EXHIBIT 10.2

                                   APPENDIX 1

DESCRIPTION OF CONSULTING SERVICES

The consulting services shall include:

-    meetings with Cott management, customers and suppliers;

- reasonable notice (at least five business days)of meetings to be provided by Cott to the Contractor;

-    staff and team meetings

-    strategy and planning meetings

-    other support to be determined